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Exhibit 4.14

CCCI HOLDINGS, INC.

REDEMPTION AGREEMENT

        This Redemption Agreement ("Agreement") is entered into as of June 18, 2007, by and among CCCI Holdings, Inc., a Delaware corporation (the "Corporation"), the holders of the Corporation's shares of Series A convertible redeemable preferred stock, par value $0.001 per share (the "Series A Convertible Redeemable Preferred Stock") and the holders of the Corporation's shares of Series A-1 convertible redeemable preferred stock, par value $0.001 per share (the "Series A-1 Convertible Redeemable Preferred Stock", and together with the Series A Convertible Redeemable Preferred Stock, the "Convertible Redeemable Preferred Stock") set forth on Exhibit A hereto (individually, a "Seller", and together, the "Sellers"). Terms used but not defined herein have such meaning as defined in the Corporation's Amended and Restated Certificate of Incorporation filed on October 13, 2006 (the "Certificate of Incorporation").

RECITALS:

        WHEREAS, each of the Sellers owns the shares of Convertible Redeemable Preferred Stock of the Corporation set forth opposite such Seller's name on Exhibit A hereto (the "Convertible Shares");

        WHEREAS, each of the Sellers desires to elect to convert all Convertible Shares set forth opposite such Seller's name on Exhibit A (the "Conversion") into (i) for each share of Series A Convertible Redeemable Preferred Stock, one share of the Corporation's Series B Redeemable Preferred Stock, par value $0.001 per share (the "Series B Redeemable Preferred Stock"), and one share of the Corporation's Common Stock, or (ii) for each share of Series A-1 Convertible Redeemable Preferred Stock, one share of the Corporation's Series B-1 Redeemable Preferred Stock (the "Series B-1 Redeemable Preferred Stock", and together with the Series B Redeemable Preferred Stock, the "Shares"), and one share of the Corporation's Common Stock, all pursuant to the Certificate of Incorporation; and

        WHEREAS, each of the Sellers desires to tender, and the Corporation desires to redeem, all Shares set forth opposite such Seller's name on Exhibit B (the "Redemption") at a price of $6.390727 per share of Series B Redeemable Preferred Stock and a price of $7.818057 per share of Series B-1 Redeemable Preferred Stock, plus accrued dividends thru the date of the Redemption (respectively, the "Redemption Price").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

AGREEMENT:

        1.     Recitals. The above recitals are hereby incorporated into this Agreement in their entirety.

        2.     Conversion Date. The Conversion Date shall be June 18, 2007 (the "Conversion Date").

        3.     Conversion of the Convertible Shares. On the Conversion Date, each Seller hereby elects to convert each share of Convertible Redeemable Preferred Stock into (i) for each share of Series A Convertible Redeemable Preferred Stock, one share of the Series B Redeemable Preferred Stock and one share of Common Stock, or (ii) for each share of Series A-1 Convertible Redeemable Preferred Stock, one share of Series B-1 Redeemable Preferred Stock and one share of Common Stock, pursuant to the Certificate of Incorporation. Each Seller shall surrender and deliver to the Corporation the stock certificates representing the Convertible Shares for cancellation.

        4.     Redemption Date. The Redemption Date shall be June 18, 2007 (the "Redemption Date").

        5.     Purchase of the Shares; Surrender of Certificates. On the Redemption Date, the Corporation shall pay the respective Redemption Price, by check or wire transfer, to each Seller, and each Seller shall surrender and deliver to the Corporation the stock certificates representing the Shares for cancellation.

        6.     Stock Power. For value received, each of the Sellers, severally and not jointly, hereby sells, assigns and transfers unto the Corporation the Shares set forth opposite such Seller's name on Exhibit B standing in such Seller's name on the books of the Corporation and does hereby irrevocably constitute and appoint the Secretary of the Corporation as its attorney to cancel said stock on the books of the Corporation with full power of substitution in the premises and such shares of stock shall not be available for reissuance.

        7.     Representations and Warranties.

          7.1   Seller Representations and Warranties. Each Seller, severally and not jointly, hereby represents and warrants to Corporation as follows:

            7.1.1 Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and to perform such Seller's obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution, and delivery by the Corporation, constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

            7.1.2 Ownership. The Seller is the owner, beneficially and of record of, and has good and marketable title to, the Shares, free and clear of any liens, charges, options, pledges, encumbrances, conditions or claims. The Seller has not pledged, assigned or otherwise transferred the Shares.

            7.1.3 Noncontravention. Neither the execution and delivery of this Agreement by the Seller nor the performance by the Seller of such Seller's obligations contemplated by this Agreement will: (i) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or (ii) result in the imposition of any encumbrance upon, or Security Interest (as defined below) on, the Shares. "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, and (iv) statutory liens with respect to current taxes not yet due and payable, and in each case arising in the ordinary course of business consistent with past practice, including with respect to frequency and amount.

            7.1.4 Brokers. The Seller has not dealt with a broker or finder in connection with the transaction contemplated in this Agreement and no broker or other person is entitled to any commission or finder's fee in connection with this transaction.

            7.1.5 Information. The Seller has received from the Corporation all information that such Seller has requested in connection with such Seller's decision to enter into the Redemption.

          7.2   Corporation Representations and Warranties. The Corporation represents and warrants to each Seller as follows:

            7.2.1 Organization. The Corporation is duly organized, validly existing and in good standing in the State of Delaware.

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            7.2.2 Authority. The Corporation has the requisite legal power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, including the Redemption, payment of the aggregate Redemption Price. All action of the Corporation's Board of Directors and its stockholders necessary to authorize the transactions contemplated hereby have been duly and validly taken and all requisite consents of third parties have been obtained. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (i) have not and will not conflict with or result in a breach of the provisions of its Certificate of Incorporation or its bylaws, (ii) have not resulted, and will not (with or without the lapse of time or the giving of notice or both) result, in any default or breach or give rise to any right of termination, acceleration or cancellation under any of the terms, conditions, or provisions of any note, deed of trust, bond, mortgage, indenture, instrument, agreement, license or permit to which it is a party or by which it or any of its assets may be bound or result in the imposition of any encumbrance upon, or Security Interest on, any of the Corporation's assets, (iii) have not violated, and will not violate, any rule, regulation, judgment, decree or order by which it may be bound; or (iv) have not, and will not, require on the part of the Corporation any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

            7.2.3 Validity. This Agreement has been duly and validly executed and delivered by the Corporation and constitutes a valid and binding obligation enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

            7.2.4 Capital. The Redemption complies with the Delaware General Corporation Laws and the Corporation's payment of the Redemption Price shall not cause an impairment to the Corporation's capital.

        8.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be modified or amended, except by written agreement of the Corporation and the Sellers holding at least a majority of the Shares as of the date of this Agreement.

        9.     Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

        10.   Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

        11.   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

        12.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        13.   Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

        14.   Facsimile Signatures. This Agreement may be executed and transmitted by facsimile, which signature shall be binding upon the parties as if they were original signatures.

Signature page follows.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CORPORATION:
CCCI HOLDINGS, INC.
By:	/s/ Elisabeth DeMarse Elisabeth DeMarse, President and Chief Executive Officer

Signature page to Redemption Agreement

SELLERS:
AUSTIN VENTURES VIII, L.P.
By:	AV Partners VIII, L.P., its general partner
By:	/s/ KENNETH P. DEANGELIS Kenneth P. DeAngelis General Partner
AUSTIN VENTURES IX, L.P.
By:	AV Partners IX, L.P., its general partner
By:	/s/ KENNETH P. DEANGELIS Kenneth P. DeAngelis General Partner

Signature page to Redemption Agreement

SELLERS:
AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ BOWEN DIEHL
Name:	Bowen Diehl
Title:	Vice President
AMERICAN CAPITAL EQUITY I, LLC
By:	American Capital Equity Management, LLC, its Manager
By:	/s/ BOWEN DIEHL
Name:	Bowen Diehl
Title:	Vice President

Signature page to Redemption Agreement

SELLERS:
ELISABETH DEMARSE
/s/ ELISABETH DEMARSE Elisabeth DeMarse
PHILIP SIEGEL
/s/ PHILIP SIEGEL Philip Siegel
JOHN DURRETT
/s/ JOHN DURRETT John Durrett
DAVID LACK
/s/ DAVID LACK David Lack
BRETT SHOBE
/s/ BRETT SHOBE Brett Shobe
CHRIS SPELTZ
/s/ CHRIS SPELTZ Chris Speltz
DANIEL H. SMITH
/s/ DANIEL H. SMITH Daniel H. Smith

Signature page to Redemption Agreement

EXHIBIT A

CONVERTIBLE REDEEMABLE PREFERRED STOCK

SELLER	CLASS OF CONVERTIBLE REDEEMABLE PREFERRED STOCK	NUMBER OF SHARES	CLASS OF REDEEMABLE PREFERRED STOCK	NUMBER OF SHARES	NUMBER OF SHARES OF COMMON STOCK
Austin Ventures VIII, L.P.	Series A	3,990,156	Series B	3,990,156	3,990,156
Austin Ventures IX, L.P.	Series A	4,596,772	Series B	4,596,772	4,596,772
American Capital Strategies, LTD	Series A	876,269	Series B	876,269	876,269
American Capital Equity I, LLC	Series A	375,545	Series B	375,545	375,545
Elisabeth DeMarse	Series A	91,851	Series B	91,851	91,851
Philip Siegel	Series A	3,912	Series B	3,912	3,912
John Durrett	Series A	6,813	Series B	6,813	6,813
David Lack	Series A	3,912	Series B	3,912	3,912
Brett Shobe	Series A	3,912	Series B	3,912	3,912
Chris Speltz	Series A	35,207	Series B	35,207	35,207
Daniel Smith	Series A-1	2,111,106	Series B-1	2,111,106	2,111,106
Total		12,095,455		12,095,455	12,095,455

EXHIBIT B

REDEEMABLE PREFERRED STOCK

SELLER	CLASS OF REDEEMABLE PREFERRED STOCK	NUMBER OF SHARES	ORIGINAL PURCHASE PRICE	AMOUNT OF ACCRUED DIVIDENDS THROUGH JUNE 18, 2007	TOTAL REDEMPTION
Austin Ventures VIII, L.P.	Series B	3,990,156	$25,499,997.68	$1,291,068.38	$26,791,066.06
Austin Ventures IX, L.P.	Series B	4,596,772	$29,376,714.93	$1,487,347.10	$30,864,062.03
American Capital Strategies, LTD	Series B	876,269	$5,599,995.96	$283,528.56	$5,883,524.52
American Capital Equity I, LLC	Series B	375,545	$2,400,005.57	$121,512.61	$2,521,518.18
Elisabeth DeMarse	Series B	91,851	$586,994.67	$27,641.23	$614,635.90
Philip Siegel	Series B	3,912	$25,000.52	$1,265.78	$26,266.30
John Durrett	Series B	6,813	$43,540.02	$2,204.44	$45,744.46
David Lack	Series B	3,912	$25,000.52	$1,265.78	$26,266.30
Brett Shobe	Series B	3,912	$25,000.52	$1,265.78	$26,266.30
Chris Speltz	Series B	35,207	$224,998.33	$6,016.39	$231,014.72
Daniel Smith	Series B-1	2,111,106	$16,504,747.04	$835,637.60	$17,340,384.64
Total		12,095,455	$80,311,995.76	$4,058,753.65	$84,370,749.41

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CCCI HOLDINGS, INC. REDEMPTION AGREEMENT
RECITALS
AGREEMENT
CONVERTIBLE REDEEMABLE PREFERRED STOCK
REDEEMABLE PREFERRED STOCK